Exhibit 99.1

November 5, 2004                        4:00 p.m.

  Traded: OTCBB

Symbol: FXNC

FIRST NATIONAL CORPORATION INCREASES CASH DIVIDEND

FOR IMMEDIATE RELEASE (Strasburg, Virginia) — The Board of Directors of First National Corporation has declared a quarterly dividend of $0.22 per share, a 10.0% increase from the quarterly dividend paid September 24, 2004.  The dividend is payable on December 10, 2004 to shareholders of record as of November 26, 2004.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank.  First Bank operates nine retail bank branches in the Northern Shenandoah Valley Region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

Certain information in this discussion may include forward looking statements, within the meaning of federal securities laws that are subject to risks and uncertainties.  These forward looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by certain factors.  We have identified factors in our December 31, 2003 Annual Report on Form 10-KSB, which can be accessed from our website at www.firstbank-va.com.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

Contact:

First National Corporation

M. Shane Bell

Senior Vice President & CFO

sbell@firstbank-va.com

(540) 465-9121